UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2024

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

2600 W. Camelback Road
Phoenix, Arizona	85017
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (602) 247-4400

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	LOPE	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of New Director

Effective April 24, 2024, the Board of Directors (the “Board”) of Grand Canyon Education, Inc. (the “Company”), acting upon the recommendation of the Nominating and Corporate Governance Committee of the Board, appointed Mr. Kevin F. Warren to its Board of Directors for a term expiring at the 2024 annual meeting of stockholders, or until his respective successor is elected or qualified or until their earlier resignation or removal. In connection with his appointment, the Board determined that Mr. Warren is “independent” pursuant to the standards of the Nasdaq Global Market, applicable rules of the Securities and Exchange Commission, and the Company’s Corporate Governance Principles and Practices.

Since April 2023, Mr. Warren has served as President and Chief Executive Officer of the Chicago Bears, a National Football League (“NFL”) franchise, with responsibility for football and business operations. Mr. Warren is the first black President and CEO of the Chicago Bears and only the fifth President in the history of the Chicago Bears. Mr. Warren served as the Commissioner-Elect of the Big Ten Conference from September 2019 to January 2020. On January 2, 2020, Mr. Warren officially began his tenure as Commissioner of the Big Ten Conference and served in that role until April 2023. From 2005 to 2019, Mr. Warren served as a senior officer of the Minnesota Vikings, an NFL franchise. Prior to joining the Vikings, from 2003 to 2005, Mr. Warren worked for the international law firm of Greenberg Traurig LLP, which included representing the Wilf ownership group during its acquisition of the Vikings. From 2001 to 2003, Mr. Warren served as Senior Vice President of Business Operations & General Counsel of the Detroit Lions, an NFL franchise. Prior to that time, Mr. Warren worked with the St. Louis Rams, an NFL franchise, as Vice President of Football Administration in 2001 and as Vice President of Player Development & Football Legal Counsel from 1997 to 2000. Mr. Warren earned his bachelor’s degree in business administration from Grand Canyon University, his master’s degree in business administration from Arizona State University, and his Juris Doctor degree from the University of Notre Dame School of Law.

In connection with his appointment as director, the Company has entered into an indemnification agreement with Mr. Warren (a form of which is included as Exhibit 10.11 to our Annual Report on Form 10-K for the year ended December 31, 2018). As non-employee director of the Company, Mr. Warren received an initial award of restricted stock under the Company’s 2017 Equity Incentive Plan valued at $20,000 as of the date of grant on April 24, 2024, which will vest on April 24, 2025, subject to accelerated vesting in the event of a change in control. For serving on the Board, Mr. Warren will receive an annual retainer of $50,000 in cash and an award of restricted stock under the 2017 Equity Incentive Plan valued at $75,000 on the date of grant. The cash portion of the annual retainer is paid quarterly while the restricted stock grants to our non-employee directors are made after the Company’s annual meeting of stockholders each year and vest on the earlier of the first anniversary of the date of grant or immediately prior to the following year’s annual meeting of stockholders, subject to acceleration in the event of a change in control. Each non-employee director receives an additional annual cash retainer for service on the various Board committees of $15,000. The Company reimburses all of its directors for reasonable expenses incurred to attend Board and committee meetings.

Except as set forth above, Mr. Warren was not appointed pursuant to any arrangement or understanding with any other person, nor is he a party to any related party transactions required to be reported pursuant to Item 404(a) of Regulation S-K.

On April 24, 2024, upon his appointment to the Board, the Board appointed Mr. Warren as a member of the Audit, Compensation and Nominating and Corporate Governance Committees of the Board. Following such appointments, each of the Board committees has five members, all of whom are independent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: April 25, 2024	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial Officer)